                                                                    EXHIBIT 99.2

Contact:
Carlton W. Adams, (281) 293-1043

           DIRECTORS ELECT ARCHIE W. DUNHAM CHAIRMAN OF CONOCO BOARD

        HOUSTON (Aug. 12, 1999) -- The directors of Conoco Inc. (NYSE:COC) have elected Archie W. Dunham chairman of the board, succeeding Edgar S. Woolard, Jr.

        Dunham will continue to serve Conoco as president and CEO, as well as chair the company's board.

        Woolard and Director Gary M. Pfeiffer, a senior vice president and CFO of DuPont, resigned the Conoco board as planned, at the conclusion of the company's split-off from DuPont.

        Woolard is a former DuPont chairman, and had been chairman of Conoco's board since July 1998. He remains a DuPont director.

        Concurrent with his election as Conoco chairman, Dunham steps down from the DuPont board.

        The moves create two additional vacancies on Conoco's board. The company said it expects these vacancies to be filled in the near future.

        Conoco is a major, integrated energy company based in Houston and active in 40 countries.

                                 #     #     #

8/12/99